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                                                                     Exhibit 8.1

                       [LETTERHEAD OF BAKER BOTTS L.L.P.]



February 2, 2000





PalEx, Inc.
6829 Flintlock
Houston, Texas 77040


Ladies and Gentlemen:

     We are acting as special U.S. tax counsel to PalEx, Inc., a corporation organized under the laws of the State of Delaware ("PalEx"), in connection with the Merger, as defined and described in the Amended and Restated Agreement and Plan of Reorganization dated as of October 6, 1999 and effective as of March 29, 1999 to which IFCO Systems N.V., a public limited liability company incorporated under the laws of The Netherlands ("IFCO"), certain affiliates of IFCO and PalEx are parties (the "Merger Agreement"). As set forth in the Registration Statement on Form F-4 filed by IFCO with the U.S. Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the ordinary shares of IFCO to be issued by IFCO pursuant to the Merger (the "Registration Statement"), certain legal matters in connection with the Merger are being passed on for PalEx by us.

     In our capacity as special U.S. tax counsel for PalEx, we have examined the Merger Agreement, the Registration Statement, including the proxy statement/prospectus forming a part thereof (the "Proxy Statement/Prospectus"), and the originals, or copies certified or otherwise identified, of corporate records of PalEx, certificates of public officials and of representatives of PalEx and IFCO, statutes and other instruments and documents as a basis for the opinions we express herein.

     Subject to the assumptions and qualifications set forth in the discussion in the Proxy Statement/Prospectus under the headings "THE MERGER - United States Federal Income Tax Consequences - Scope of Discussion" and "-- U.S. Federal Income Tax Consequences of the Merger to U.S. Holders" (the "Discussion"), including, without limitation, the assumption that PalEx will receive the private letter ruling it has requested from the Internal Revenue Service ("IRS") regarding certain issues under section 367(a)(1) of the Internal Revenue Code of 1986, as amended (the "Code"), we (i) are of the opinion that IFCO should be treated as a corporation under section 367(a)(1) of the Code with respect to the Merger and (ii) hereby confirm the opinions which are attributed to us in the Discussion. We express no other opinion as to the United States federal, state, local, foreign or other tax consequences of the Merger. We understand that, except as
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BAKER BOTTS LLP
                                                                February 2, 2000


                                       2



described above, no ruling will be requested from the IRS on any aspect of the Merger. Our opinions are not binding on the IRS or a court and will not preclude the IRS or a court from adopting a contrary position.

     This letter is furnished to you solely for use in connection with the Merger. We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the references to our firm name under the headings "THE MERGER - United States Federal Income Tax Consequences - U.S. Federal Income Tax Consequences of the Merger to U.S. Holders" and "LEGAL MATTERS" in the Proxy Statement/Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

                                        Sincerely,

                                        /s/ Baker Botts L.L.P.
                                        ----------------------
                                        BAKER BOTTS L.L.P.